EXHIBIT 10.6

SHAREHOLDER’S AGREEMENT

               THIS SHAREHOLDER’S AGREEMENT, dated as of December 29, 2009 (this “Agreement”), is made by and among Fountainhead Capital Management Limited, an entity registered in Jersey, C.I. (“FHCM”) and Vycor Medical, Inc., a Delaware corporation (“Vycor”) (individually referred to as a “Party” and collectively, the “Parties”).

RECITALS

                    WHEREAS, Vycor is indebted to FHCM pursuant to the terms of several debentures in the aggregate amount including accrued interest of $671,362 (the “FHCM Debentures”);

                    WHEREAS, pursuant to the terms of a debt restructuring agreement dated as of December 29, 2009 by and between FHCM, Regent Private Capital, LLC and Vycor (the “Debt Restructuring Agreement’), the Parties agreed to certain actions, including but not limited to (i) the conversion by FHCM of a certain face amount (including accrued interest) of the FHCM Debentures into eighty-five percent (85%) of the pro-forma fully diluted share capital of Vycor at Closing and (ii) undertaking certain defined commitments for continued funding of Vycor in accordance with the terms thereof;

                    WHEREAS, in partial consideration of FHCM’s agreements pursuant to the Debt Restructuring Agreement, Vycor has agreed to certain undertakings on its part with respect to its ongoing actions as further detailed in this Agreement;

                    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Actions Outside Ordinary Course of Business. As long as FHCM holds more than thirty percent (30%) of the issued and outstanding common shares of Vycor, Vycor may not, without the consent of FHCM (which shall not be unreasonably withheld), authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of:

(a)	any additional Common Stock valued over $5,000;

(b)	any notes or debt securities containing equity features;

(c)	any class of equity or convertible security senior or pari passu with FHCM’s shares or debentures (including any shares issuable on the conversion of any debentures).

          During such period, Vycor shall not:

(a)	make any expenditure which exceeds by more $5,000 which is not reflected in Vycor’s then-effective operating budget as approved by FHCM;

(b)	amend its Certificate of Incorporation or By-Laws;

(c)	cause Vycor to merge or consolidate with or into another limited liability company, corporation, limited partnership or other entitiy;

(d)	sell or lease any of its assets, except in the ordinary course of business;

(e)	borrow money or otherwise obligate Vycor on any form of indebtedness or guaranty in excess of $5,000, other than in the ordinary course of business;

(f)

adopt, execute or accept any agreement on behalf of Vycor which is not terminable at will or which, over its normal course, would obligate the Company to make payments of cash and/or property having an aggregate value in excess of $20,000;

(g)	modify any executive salaries or benefits by more than 10%;

(h)	appoint any new members of senior management or the board of directors; or

(i)	enter into any transactions (including loans) with any officer or director of the company.

2.

Board Observer. Effective the date of this Agreement, Vycor shall grant board observer status to two designated representatives of FHCM (“Designated Representatives”). So long as FHCM holds more than 10% of Vycor’s common shares, Vycor shall give the Designated Representatives notice of each meeting of its board of directors and each committee thereof at least three days prior to the date of such meeting, and Vycor shall permit the Designated Representatives to attend such meeting as an observer, either in person or telephonically. In addition, the Designated Representatives shall be given the opportunity to listen to all telephonic meetings and shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to directors in connection with such meetings at the same time such materials and information are given to the directors. If the Vycor board of directors proposes to take any action by written consent in lieu of a meeting of its board of directors or of any committee thereof, Vycor shall give written notice thereof to the Designated Representatives prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. Notwithstanding the fact that the Designated Representatives are not sitting directors, the Designated Representatives shall possess an absolute right to veto any actions of Vycor’s board of directors which are directed at approving any actions which are proscribed pursuant to this Agreement. The Company shall pay the reasonable out-of-pocket expenses the Designated Representatives incurred in connection with attending such board and committee meetings, to the extent the Company pays same for the members of its board of directors.

As soon as practicable following the date hereof, FHCM will take steps to work with the Company to identify and recruit additional outside directors for potential appointment to Vycor’s board of directors.

3.	Management Employment Contracts. The board hereby acknowledges that it will carry out any actions formally requested by FHCM as regards the Management Employment Contracts.

4.

Operating Budgets; Outside Financial Review; Audits. The Company shall cause to be prepared and delivered to FHCM annual operating budgets not later than 90 days prior to the commencement of each fiscal year. On a monthly basis, Vycor’s senior management shall provide FHCM with an actual to budgeted comparison with respect to all revenues and expenditures in the prior month.

5.	Other Provisions.

;
(a)

Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

(b)

Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one Business Day after having been dispatched by a nationally recognized overnight courier service or (d) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to FHCM:	Fountainhead Capital Management Limited
Portman House
Hue Street, St. Helier
Jersey JE4 5RP

If to Vycor:	Vycor Medical, Inc.
80 Orville Drive, Suite 100

Bohemia, New York 11716

Any party may change its address or facsimile number for the purposes of this Section 4(b) by giving notice as provided in this Agreement.

(c)

Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law that would cause the laws of another jurisdiction to apply.

(d)	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(e)	Successors and Assigns; Transferees. Except as expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

(f)

Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, except by a written instrument signed by all Parties. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further waiver of any such term, provision or condition or as a waiver of any other term, provision or condition

                    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first above written.

FOUNTAINHEAD CAPITAL MANAGEMENT LIMITED

/s/ Gisele Le Miere

By:

Name: Gisele Le Miere
Title: Director

/s/ Carol Dodge

By:

Name: Carol Dodge
Title: Director

VYCOR MEDICAL, INC.

/s/ Heather Vinas

By

Name: Heather Vinas
Title: President